Exhibit 99.1

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates Names Shruti Miyashiro to Board of Directors
- Appointment expands board to eight members,
seven of whom are independent -
MONETT, Mo., March 4, 2015 - Jack Henry & Associates, Inc. (NASDAQ:JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, announced today that on March 4, 2015, Shruti S. Miyashiro was appointed to its Board as an independent director. Her appointment expands the Board to eight members, including seven independent outside directors and one non-independent director.
Shruti Miyashiro is President and Chief Executive Officer of Orange County’s Credit Union, which she has led since 2007. Orange County’s Credit Union is based in Santa Ana, California with $1.2 billion in assets and serves over 90,000 members. Prior to her appointment as CEO of Orange County’s Credit Union, Ms. Miyashiro held other senior positions in financial services organizations, including President and CEO of Pasadena Federal Credit Union and President and CEO of Orange County Group, Inc.
Ms. Miyashiro has served on numerous committees at the state and national level for the California Credit Union League (CCUL) and Credit Union National Association (CUNA). She currently serves on the Research Council for the Filene Research Institute, on the Advisory Committee for the California Department of Oversight (DBO), and on the Western CUNA Management School Board of Trustees. Ms. Miyashiro is also active in her local community serving on the Foundation Board for Children’s Hospital of Orange County (CHOC).

Ms. Miyashiro holds a Master’s Degree in Business Administration from the University of Redlands, a Bachelor’s Degree in Philosophy from the University of California, Riverside.
According to Jack Prim, chairman and CEO of Jack Henry & Associates, "We are pleased to welcome Shruti to our board. Her active participation and leadership in the credit union industry complements the strengths of our existing board members, and her added perspective as an existing Symitar client will be invaluable.”
About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information.  Actual results may differ materially from those projected in any forward-looking information.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information.  Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements.  Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.